Exhibit 10.2

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of June 10, 2022 by and among Mobile X Global Inc., a Delaware corporation (“Mobile X”), the undersigned shareholder (the “Shareholder”) of Mobile X and Electro-Sensors, Inc., a Minnesota corporation (the “Parent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.          Concurrently with the execution of this Voting Agreement, Mobile X, the Parent and Mobile X Newco, Inc., a Delaware corporation (“Merger Sub”) are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that provides, among other things, that the Merger Sub shall be merged with and into Mobile X and Mobile X will continue as the surviving corporation and as a wholly owned subsidiary of the Parent, in a transaction intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) or 368(a)(2)(E) of the Internal Revenue Code (the “Merger”).

B.           The Shareholder is the owner of such number of outstanding shares of the MX Common Stock indicated on the final page of this Voting Agreement and (if applicable) the Shareholder is also the owner of options to acquire such number of shares as is indicated on the final page of this Voting Agreement.

C.           As a material inducement to and condition precedent of Parent to enter into the Merger Agreement, Parent desires the Shareholder to agree, and the Shareholder is willing to agree, to vote the Shares (as defined below) so as to facilitate consummation of the Merger and to agree to the other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1.	Agreement to Vote Shares

1.1           Definitions. For the purposes of this Voting Agreement:

(a)           Shares. The term “Shares” means such number of shares of capital stock of the Mobile X, including without limitation shares of the MX Common Stock, owned of record or beneficially by the Shareholder or over which the Shareholder exercises voting power as of the execution by the Shareholder of this Voting Agreement and all additional shares of capital stock of the Mobile X (including all such additional shares, the “MX Common Stock”) of which the Shareholder acquires beneficial ownership or voting power after the time that the Shareholder executes this Voting Agreement.

(b)          Transfer. The Shareholder shall be deemed to have effected a “Transfer” of a security if the Shareholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

(c)          Other. The Shareholder is a “Company Stockholder” within the meaning of the Merger Agreement.

1.2          Agreement to Vote Shares. The Shareholder hereby irrevocably and unconditionally covenants and agrees that, at all times prior to the termination of the Shareholder’s obligations under this Section 1.2 pursuant to Section 3 hereof, at any and every meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Mobile X, however called, and on any action or approval of the Mobile X’s shareholders by written consent, the Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted, including via proxy), or with respect to any written consent, grant (or cause to be granted) such consent as to, all of the Shares:

(a)          in favor of the approval and adoption of the Merger Agreement and the Merger, the Transactions and the other actions contemplated by or in furtherance of the Merger Agreement; and

(b)          against any action or proposal that could reasonably be expected to adversely affect Parent’s rights and benefits under the Merger Agreement.

The obligations of the Shareholder specified in this Section 1.2 shall (i) apply whether or not the Merger or any action described above is recommended by the Mobile X’s board of directors or committee thereof but (ii) shall cease to apply after the termination of Shareholder’s obligations under this Section 1.2 pursuant to Section 3 hereof. The Shareholder shall execute and deliver (or cause the holders of record to execute and deliver), and shall use commercially reasonable efforts to do the same within 48 hours of receipt thereof, any proxy card or voting instructions it receives that is sent to shareholder of the Mobile X soliciting proxies with respect to the proposals described in clauses (a), (b) and (c) of this Section 1.2 (the “Covered Proposals”), which shall be voted in the manner described in Section 1.2. This Voting Agreement is intended to bind the Shareholder as a shareholder of the Mobile X (and not in any other capacity such as a director or officer of the Mobile X or any of its Affiliates) and only with respect to the Covered Proposals. Except as provided for in this Section 1.2, the Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Mobile X. The Shareholder further agrees not to enter into any agreement or understanding with any person that would be inconsistent with or violate any provision in this Section 1.2. Notwithstanding any other provision in this Voting Agreement to the contrary, in no event shall this Voting Agreement constitute an acknowledgement by Parent or Shareholder that the execution and delivery by Parent or the Shareholder of this Voting Agreement results in Parent acquiring beneficial ownership of any of the Shares.

1.3          Transfer and Other Restrictions.

(a)          Prior to the termination of the Shareholder’s obligations under this Section 1.3 pursuant to Section 3 hereof, the Shareholder agrees not to, directly or indirectly (with any Transfer, attempted Transfer or action in violation of this Section 1.3(a) being null and void and of no effect whatsoever):

(i)           offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, Transfer or other disposition of, any or all of the Shares or any interest therein except as provided in Section 1.5(a) below;

(ii)          grant any proxy or power of attorney with respect to the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares other than in connection with this Voting Agreement; or

(iii)         take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing his or its obligations under this Voting Agreement.

(b)          Notwithstanding anything in this Voting Agreement to the contrary, the Shareholder may Transfer all or a portion of the Shares to (i) any other Person who enters into a voting agreement (or similar Contract) with Parent on substantially similar terms and conditions as set forth in this Voting Agreement or to any Affiliate of such Person, (ii) any immediate family member (including a trust for such family member’s benefit) of the Shareholder, (iii) if the Shareholder is an entity, any shareholder, member or partner of the Shareholder, (iv) any Person if and to the extent required by any order or decree by a Governmental Authority (including by divorce decree), or by will, intestacy or other similar Law or (v) any charitable foundation or organization, in each case, only so long as, prior to and as a condition to effectuating any such Transfer, the assignee or transferee agrees to be bound by the terms of this Voting Agreement and first executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Mobile X and Parent. During the term of this Voting Agreement, the Mobile X will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of the Shares, except as permitted by, and in accordance with, this Section 1.3(b), receipt of written consent by the parties or as, in the reasonable determination of the Mobile X, required by law.

(c)          To the extent the Shareholder is, as of the date hereof, party to a contract or agreement that requires the Shareholder to Transfer Shares to another person or entity, the Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Voting Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit the Shareholder from exercising any option the Shareholder may hold in accordance with the terms of the option, provided that the securities acquired upon the exercise will become subject to this Voting Agreement.

1.4          Waivers of Certain Rights and Actions. Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Parent, Mobile X, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Parent or Mobile X in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

1.5          Other Agreements.

(a)          Upon the request of Parent, the Shareholder agrees to notify promptly Parent of the number of any additional shares of the MX Common Stock acquired by the Shareholder, if any, after the execution of this Voting Agreement.

(b)          The Shareholder agrees that any shares of MX Common Stock that the Shareholder purchases or with respect to which the Shareholder otherwise acquires record or beneficial ownership (including (i) any shares of MX Common Stock that the Shareholder acquires pursuant to the exercise or settlement of any Company Stock Options (but excluding shares of MX Common Stock underlying unexercised Company Stock Options (until such time as any such Company Stock Options are exercised and the underlying shares of MX Common Stock are acquired by the Shareholder)) or (ii) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in MX Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the date hereof and prior to (and until) the termination of this Agreement in accordance with Section 3, shall automatically become, and shall be deemed to be, Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Shares on the date hereof.

(c)          The Shareholder further agrees that, from and after the date hereof until the termination of this Voting Agreement in accordance with Section 3, the Shareholder will not, and will not cause any entity under the Shareholder’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, or (ii) take any action that the Mobile X is prohibited from taking pursuant to the Merger Agreement, subject in each case to Shareholder’s right (but without affecting Shareholder’s obligations under this Voting Agreement in Shareholder’s capacity as a Shareholder) to act in his or her capacity as a director or officer of the Mobile X and comply with his or her fiduciary duties or other legal obligations or responsibilities while acting in such capacity as a director or officer of the Mobile X.

(d)          Shareholder agrees that during the term of this Voting Agreement Shareholder will not, and will not permit any entity under Shareholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Mobile X.

1.6           Proxy. Solely in the event of a failure by the Shareholder to act in accordance with such Shareholder’s obligations as to voting pursuant to Section 1.2, such Shareholder hereby irrevocably grants to and appoints Parent (and any designee thereof) as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to represent, vote and otherwise act (by voting at any meeting of shareholders of the Mobile X or otherwise) with respect to such Shareholder’s Shares solely as and to the extent set forth in this Section 1.6 until the termination of this Voting Agreement in accordance with its provisions, to the same extent and with the same effect as the Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 1.6 is coupled with an interest and is irrevocable. The Shareholder will take such further action and will execute such other instruments as may be necessary to effectuate the grant of this proxy. The power of attorney granted by Shareholder herein (if Shareholder is a natural person) is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Shareholder. Notwithstanding the foregoing, this proxy shall terminate upon termination of this Voting Agreement in accordance with Section 3.

2.	Representations and Warranties of the Shareholder

2.1           Ownership. The Shareholder is the record and beneficial owner of, and the Shareholder exercises exclusive voting power over, the number of shares of the MX Common Stock indicated on the final page of this Voting Agreement, which are free and clear of any Encumbrances (other than those created by this Agreement and those arising under applicable United States securities laws), proxy, voting restriction or adverse claim. The number of shares of MX Common Stock set forth on the final page hereto are the only shares of capital stock of the Mobile X owned of record or beneficially by the Shareholder and, except as set forth on such page, the Shareholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Mobile X and has no other interest in or voting rights with respect to any securities of the Mobile X.

2.2           Power and Authority; No Conflict. The Shareholder has the requisite power and authority (or, if a natural person, the requisite power and capacity) to enter into this Voting Agreement and to consummate the transactions contemplated by this Voting Agreement. The execution and delivery of this Voting Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated by this Voting Agreement have been duly authorized by all necessary action. This Voting Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Voting Agreement does not, and the consummation of the transactions contemplated by this Voting Agreement and compliance with the provisions of this Voting Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any Encumbrance upon any of the Shares owned by the Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Shareholder or any Shares owned by the Shareholder. The execution and delivery of this Voting

Agreement by the Shareholder do not, and the performance of this Voting Agreement by the Shareholder will not, require any written, oral or other agreement, contract or legally binding commitment of any third party. If this Voting Agreement is being executed in a representative or fiduciary capacity, the person signing this Voting Agreement has full power and authority to enter into and perform this Voting Agreement. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Shareholder in connection with the execution and delivery of this Voting Agreement or the consummation by them of the transactions contemplated hereby. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that would reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

3.	Termination Of Obligations

The obligations of the Shareholder pursuant to Sections 1.2, 1.3 and 1.5 hereof shall terminate upon the earliest of (i) the Effective Time and (ii) the date and time of the termination of the Merger Agreement pursuant to Article IX thereof; provided that the provisions of Section 4 shall survive any such termination. Notwithstanding the foregoing, termination of this Voting Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Voting Agreement prior to the date of termination in accordance with Section 3. In addition, this Voting Agreement may be terminated in its entirety by Parent by providing written notice of such termination to Mobile X and the Shareholder, and such termination shall be effective immediately upon delivery of such notice.

4.	Miscellaneous

4.1           Severability. If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.2           Binding Effect and Assignment. This Voting Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section 4.2 shall be void.

4.3           Amendments and Modification. This Voting Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

4.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either by commercial delivery service, or sent via facsimile (receipt confirmed), to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to Mobile X or any Shareholder:

Mobile X Global, Inc.

Attention: Peter Adderton, Chief Executive Officer; Justin O’Neill, General Counsel
12 Sail Vista

Newport Coast, CA 92657

Email:

with a copy to:

Proskauer Rose LLP

Attention: Ben D. Orlanski

2029 Century Park East, Suite 240

Los Angeles, CA 90067

Email:

If to the Parent, to Electro-Sensors, Inc., c/o Ballard Spahr LLP, 2000 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402, Attention: George H. Singer, Email:

Any party hereto may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

4.5           Governing Law; Disputes; Submission to Jurisdiction; Waiver of Jury Trial. This Voting Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Minnesota, except that the General Corporation Law of the State of Delaware and the case law interpreting such law shall govern all aspects of this Voting Agreement that are essentially part of, derive from or are dependent upon the internal affairs of Mobile X. Each of the parties to this Voting Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the state courts of the State of Minnesota or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Minnesota (as applicable, the “Chosen Court”) in any action or proceeding arising out of or relating to this Voting Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court and (d) agrees not to bring any action or proceeding arising out of or relating to this Voting Agreement or any of the transaction contemplated by this Voting Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.4. Nothing in this Section 4.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF SHAREHOLDER, PARENT AND MOBILE X HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF SHAREHOLDER, PARENT OR MOBILE X IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS VOTING AGREEMENT.

4.6           Publicity. The Shareholder acknowledges and represents that it supports the Merger pursuant to the terms of the Merger Agreement and authorizes each of the Parent and Mobile X to make a general statement to that effect (including Shareholder’s identity and holding of Shares and the related obligations of Shareholder hereunder) in press releases and public filings that may be made with the SEC, Nasdaq or other regulatory authorities.

4.7           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Minnesota court, without proof of damages, prior to the valid termination of this Voting Agreement, this being in addition to any other remedy to which they are entitled under this Voting Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Voting Agreement and without that right, none of the parties would have entered into this Voting Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this voting Agreement in accordance with this Section 4.7 shall not be required to provide any bond or other security in connection with any such injunction.

4.8           Entire Agreement. This Voting Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

4.9           Counterparts. This Voting Agreement may be executed in facsimile, pdf or other electronic means and in or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.10         Further Assurances. Shareholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as the Parent and Mobile X may reasonably request to consummate and make effective the transactions contemplated by this Voting Agreement.

4.11         No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Voting Agreement, this Voting Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Mobile X Board of Directors has approved, for purposes of any applicable provision of the Mobile X’s organizational and governance documents, the transactions contemplated by the Merger Agreement (including the Merger), (b) the Merger Agreement is executed by all parties thereto, and (c) this Voting Agreement is executed by all parties hereto.

4.12         Captions. The captions to sections of this Voting Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Voting Agreement.

In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

MOBILE X GLOBAL, INC.

By:	/s/ Dan Cohrs

Name:	Dan Cohrs

Title:	Chief Financial Officer

ELECTRO-SENSORS, INC.

By:	/s/ David L. Klenk

Name:	David L. Klenk

Title:	Chief Financial Officer

THE SHAREHOLDER:

Signature:	/s/ Signed by Shareholders on Schedule 1-B

Printed Name:

the Shareholder’s Address for Notice:

Outstanding Shares of the Mobile X Common
Stock Beneficially Owned by the
Shareholder:_________

Outstanding Options to Acquire Shares of Mobile X Common Stock Owned by the Shareholder:________

Schedule 1-B to Company Voting Agreement

Equity
Investor	Common Shares
Peter Adderton	3,000.00
Stuart Bird	713.33
Peter Hill	777.00
Dan Cohrs	356.67